                AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated January 1, 2003, as amended on December 1, 2005, by and between Met Investors Advisory, LLC (the "Manager") and Harris Associates L.P. (the "Adviser") with respect to the Harris Oakmark International Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2009.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                            Percentage of average daily net assets
                 ------------------------------------------------------------
Harris Oakmark   0.650% of first $50 million of such assets, plus 0.600% of
International    such assets over $50 million up to $100 million, plus 0.500%
Portfolio        of such assets over $100 million up to $1 billion, plus
                 0.450% of such assets over $1 billion

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2009.

                                        MET INVESTORS ADVISORY, LLC


                                        By: /s/ Richard C. Pearson
                                            ------------------------------------
                                            Authorized Officer


                                        HARRIS ASSOCIATES L.P.


                                        By:
                                            ------------------------------------
                                            Authorized Officer